VSE Reports Financial Results for Second Quarter 2016
Federal Services Group Drives Organic Revenue Increase

Alexandria, Virginia, July 28, 2016 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the second quarter of 2016.

	(dollars in thousands, except per share data)
	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Revenues	$160,473	$131,126	22.4%	$304,109	$251,917	20.7%
Operating income	$11,879	$11,496	3.3%	$24,620	$22,180	11.0%
Net income	$5,969	$5,479	8.9%	$12,521	$10,699	17.0%
EPS (Diluted)	$1.10	$1.02	7.8%	$2.32	$1.99	16.6%

"We are beginning to see revenue momentum driven by organic growth in our Federal Services Group," said Maurice "Mo" Gauthier, VSE CEO. "We have begun work on our recently awarded logistics and maintenance contract at Red River Army Depot and the transfer of two frigates to Taiwan under our FMS Program. These two programs have been significant contributors to our revenue increases in the second quarter of 2016. Our strong funded backlog positions us well for the remainder of the year."

Revenues were $160 million in the second quarter of 2016 compared to $131 million in the second quarter of 2015. For the first six months, revenues were $304 million in 2016 compared to $252 million in 2015. The revenue increases were primarily the result of increased contract work for our Department of Defense clients, including new contracts that have begun in the past year.

Operating income was $11.9 million for the second quarter of 2016 compared to $11.5 million in the second quarter of 2015. For the first six months of 2016, operating income was $24.6 million compared to $22.2 million in the first six months of 2015.

Operating income for both the second quarter and first six months of 2016 was reduced by a reserve of $1.2 million and legal expenses of approximately $330 thousand related to a pending civil litigation matter.  As previously reported, on June 30, 2016, a jury awarded damages against VSE of approximately $4.8 million in a civil lawsuit initiated by a former subcontractor.  A final court decision on this matter has not yet been rendered, and the amount of the eventual impact on VSE is not yet certain.

Net income was $6.0 million for the second quarter of 2016, or $1.10 per diluted share, compared to $5.5 million, or $1.02 per diluted share, for the second quarter of 2015.  Net income was $12.5 million for the first six months of 2016, or $2.32 per diluted share, compared to $10.7 million, or $1.99 per diluted share, for the first six months of 2015.

Bookings in our Federal Services and IT, Energy and Management Consulting groups were $194 million for the first six months of 2016 compared to revenue for these groups of $138 million. Funded contract backlog at June 30, 2016 was $294 million, compared to $229 million at March 31, 2016 and $176 million at June 30, 2015.

Non-GAAP Financial Information (unaudited)

For the three-month and six-month periods ended June 30,
(dollars in thousands)
	Three Month Results			Six Month Results
	2016	2015	% Change	2016	2015	% Change
Net Income	$5,969	$5,479	9%	$12,521	$10,699	17%
Interest Expense	2,400	2,417	-1%	4,897	4,560	7%
Income Taxes	3,510	3,600	-3%	7,202	6,921	4%
Amortization of Intangible Assets	4,021	4,101	-2%	8,041	7,742	4%
Depreciation and Other Amortization	2,673	2,576	4%	4,894	5,036	-3%
EBITDA	18,573	18,173	2%	37,555	34,958	7%
Earn-Out Adjustments Expense/(Income)	55	217	-	(1,329)	527	-
Acquisition Transaction Costs	-	135	-	-	413	-
Adjusted EBITDA	$18,628	$18,525	1%	$36,226	$35,898	1%

EBITDA was $18.6 million for the second quarter and $37.6 million for the first six months of 2016, compared to $18.2 million for the second quarter and $35.0 million for the first six months of 2015. Adjusted EBITDA was $18.6 million for the second quarter and $36.2 million for the first six months of 2016, compared to $18.5 million for the second quarter and $35.9 million for the first six months of 2015.

Capital Expenditures
Capital expenditures were $2.8 million for the second quarter and $4.2 million for the six months of 2016, compared to $1.8 million for the second quarter and $5.2 million for the six months of 2015. The majority of our capital expenditures for 2016 have been to support our Supply Chain Management and Aviation groups.

Operational Highlights
•	Revenues from our Federal Services Group increased by 51% for the first six months of 2016 as compared to the same period of 2015.
•	Our Federal Services Group was awarded a follow-on delivery order of approximately $6.5 million over six months for 50 M915A3 U.S. Army trucks to be refurbished at our Texarkana facility.
•
Akimeka LLC, included in our IT, Energy and Management Consulting Group, won a follow-on contract to support the U.S. Army Medical Data Store/Medical Situational Awareness in Theater (TMDS/MSAT) valued at approximately $11 million over 32 months.

Pro Forma Earnings Per Share - Stock Split
In May 2016, our Board of Directors approved a two-for-one stock split effected in the form of a stock dividend ("Stock Split").  The Stock Split had a record date of July 20, 2016 and share distribution will occur on August 3, 2016. All references made to share or per share amounts in the accompanying financial statements are presented on a pre-split basis. As a result of the Stock Split, all historical per share data and number of shares outstanding presented in future financial statements will be retroactively adjusted.

Pro forma earnings per share is as follows, giving retroactive effect to the Stock Split:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Earnings per share:
Basic – as reported	$1.11	$1.02	$2.32	$1.99
Basic – pro forma	$0.55	$0.51	$1.16	$1.00
Diluted – as reported	$1.10	$1.02	$2.32	$1.99
Diluted – pro forma	$0.55	$0.51	$1.16	$0.99

Non-GAAP Financial Information
This earnings release contains financial measures above under the caption "Non-GAAP Financial Information (unaudited)" that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G, including EBITDA and Adjusted EBITDA. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA, as defined above, adjusted for changes in earn-out obligations and transaction costs associated with acquisitions. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items.  They should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

About VSE
Established in 1959, VSE is a diversified logistics and services company providing solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent reports filed with the Securities and Exchange Commission ("SEC") for further information and analysis of VSE's financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$680	$740
Receivables, net	91,018	78,471
Inventories	117,373	109,123
Other current assets	13,648	9,138
Total current assets	222,719	197,472

Property and equipment, net	63,877	64,308
Intangible assets, net	135,002	143,043
Goodwill	198,545	198,545
Other assets	15,243	13,986
Total assets	$635,386	$617,354

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$19,148	$17,272
Accounts payable	53,563	40,084
Current portion of earn-out obligation	10,500	9,678
Accrued expenses and other current liabilities	31,256	29,067
Dividends payable	648	591
Total current liabilities	115,115	96,692

Long-term debt, less current portion	212,909	215,243
Deferred compensation	13,210	11,169
Long-term lease obligations, less current portion	22,632	23,251
Earn-out obligation, less current portion	-	10,166
Deferred tax liabilities	30,005	31,524
Total liabilities	393,871	388,045

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,399,342 and 5,375,532, respectively	270	269
Additional paid-in capital	23,136	21,637
Retained earnings	218,756	207,478
Accumulated other comprehensive loss	(647)	(75)
Total stockholders' equity	241,515	229,309
Total liabilities and stockholders' equity	$635,386	$617,354

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Revenues:
Products	$81,994	$80,238	$167,265	$149,959
Services	78,479	50,888	136,844	101,958
Total revenues	160,473	131,126	304,109	251,917

Costs and operating expenses:
Products	66,827	65,170	136,117	121,353
Services	75,606	49,401	131,810	98,525
Selling, general and administrative expenses	2,140	958	3,521	2,117
Amortization of intangible assets	4,021	4,101	8,041	7,742
Total costs and operating expenses	148,594	119,630	279,489	229,737

Operating income	11,879	11,496	24,620	22,180

Interest expense, net	2,400	2,417	4,897	4,560

Income before income taxes	9,479	9,079	19,723	17,620

Provision for income taxes	3,510	3,600	7,202	6,921

Net income	$5,969	$5,479	$12,521	$10,699

Basic earnings per share	$1.11	$1.02	$2.32	$1.99

Basic weighted average shares outstanding	5,399,342	5,374,863	5,394,345	5,372,293

Diluted earnings per share	$1.10	$1.02	$2.32	$1.99

Diluted weighted average shares outstanding	5,413,245	5,390,821	5,408,253	5,385,548

Dividends declared per share	$0.12	$0.11	$0.23	$0.21

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the six months
	ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$12,521	$10,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,935	12,778
Deferred taxes	(1,161)	(1,602)
Stock-based compensation	1,361	1,416
Earn-out obligation adjustment	(1,329)	527
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	(12,547)	(6,190)
Inventories	(8,250)	(8,792)
Other current assets and noncurrent assets	(5,762)	1,443
Accounts payable and deferred compensation	15,474	(721)
Accrued expenses and other current liabilities	2,492	(5,047)
Long-term lease obligations	(619)	(581)

Net cash provided by operating activities	15,115	3,930

Cash flows from investing activities:
Purchases of property and equipment	(4,224)	(5,212)
Proceeds from the sale of property and equipment	28	227
Cash paid for acquisitions, net of cash acquired	-	(188,771)

Net cash used in investing activities	(4,196)	(193,756)

Cash flows from financing activities:
Borrowings on loan agreement	133,279	351,596
Repayments on loan agreement	(134,012)	(156,994)
Earn-out obligation payment	(8,015)	-
Payment of debt financing costs	-	(2,699)
Payments on capital lease obligations	(546)	(479)
Payments of taxes for equity transactions	(499)	(342)
Dividends paid	(1,186)	(1,075)

Net cash (used in) provided by financing activities	(10,979)	190,007

Net (decrease) increase in cash and cash equivalents	(60)	181
Cash and cash equivalents at beginning of period	740	263
Cash and cash equivalents at end of period	$680	$444